Winner Medical Reports Third Quarter Fiscal 2011 Results

Fiscal Third Quarter 2011 Highlights

--	Revenue increased by 34% over Q3 FY 2010 to $41.5 million

--	Sales to Brazil market increased 268% YOY to $3.0 million

--	Domestic China sales increased 52% YOY to $9.0 million

--	Sales to Japan and Europe markets increased 47% and 30%YOY to $6.2million and $16.1million, respectively

--	FY 2011 revenue guidance increased to $144-$152 million, representing 25%-32% YOY growth

SHENZHEN, China, August , 2011 /PRNewswire-Asia/ -- Winner Medical Group Inc. (Nasdaq: WWIN; “Winner Medical” or the “Company”), a leading manufacturer of medical dressings, medical disposables and non-woven fabric made from 100% natural PurCotton® products in China, today reported consolidated financial results for the third quarter ended June 30, 2011.

Fiscal Third Quarter and Nine Months 2011 Results (in millions of USD, except per share data)

	Q3 FY2011	Q3 FY2010	% Change	Nine Months FY2011	Nine Months FY2010	% Change
Net Sales	$41.5	$30.9	34%	$108.5	$86.8	25%
Cost of Sales	$30.2	$22.0	37%	$78.3	$61.1	28%
Gross Profit	$11.3	$8.9	27%	$30.1	$25.7	17%
Gross Margin	27.2%	28.9%	(6)%	27.8%	29.6%	(6)%
Net Income Attributable to Winner Medical Group Inc.	$3.4	$3.4	2%	$9.0	$10.0	(10)%
Adjusted Net Income (non-GAAP)*	$3.4	$3.6	(5)%	$11.3	$10.8	5%
EPS (Basic)	$0.14	$0.14	0%	$0.37	$0.44	(16)%
Adjusted EPS (Basic, non-GAAP)*	$0.14	$0.15	(7)%	$0.47	$0.47	0%

*
Excludes non-cash share-based compensation expenses of $0.07 million and $0.2 million and realized gain on commodity financial instruments of $0.07 million and $Nil, respectively, for the presentation of figures for the three months ended June 30, 2011 and June 30, 2010. Similarly, for the presentation of figures for the nine months ended June 30, 2011 and June 30, 2010, the measures exclude non-cash share-based compensation expenses of $0.6 million and $0.8 million and realized loss on commodity financial instruments of $1.7 million and $Nil, respectively. Please see the “Non-GAAP Financial Measures” section below for information on how non-GAAP measures should be viewed in comparison to GAAP measures.

Mr. Jianquan Li, chairman and chief executive officer of Winner Medical, commented: “the strong sales increase in Japan, Europe and North and South America, especially in Brazil, reflects customers’ recognition of our quality products and timely delivery service, as well as deeper penetration into various regions around the globe. In addition, during the third quarter of fiscal year 2011, sales of our PurCotton® products rapidly increased, as we continued to have success expanding distribution channels in China and as more Chinese consumers become aware of and use our products.”

Mr. Li continued, “Despite pressure brought on by rising cotton prices , we still managed to grow gross profit dollars while minimizing cost pressure on gross margins. We will continue to adjust our business portfolio to carry higher gross margin products and reduce costs where appropriate to offset renminbi appreciation, inflation as well as raw material price fluctuation.”

Third Quarter 2011 Unaudited Financial Results

Winner Medical reported net sales of $41.5 million, an increase of 34% as compared to the same period last year, due to higher pricing and strong reorders of medical and PurCotton products. Sales increased 52% year-over-year in China to $9.0 million, driven  by increased sales of PurCotton products. Sales to Europe remained strong year-over-year at $16.1 million, a 30% increase compared to the same period last year, reflecting the Company’s continuing effort to maintain existing customers and add new customers. Exports to Japan grew 47% as a result of larger orders and higher selling prices. Sales to North and South America remained steady, increasing 19% year-over-year to $7.5 million, which is notable for an increase in orders from Brazilian clients, who is increasing its reliance on imported products demand. Cost of sales increased by $8.2 million, to $30.2 million, for the reporting period. The increase of cost of sales was mainly attributable to a higher average purchasing price of cotton, the Company’s primary raw material, during the reporting period as compared with the same period last year.

Gross profit increased 27 % to $11.3 million compared to the third quarter of fiscal 2010. Gross margin decreased to 27.2% as compared to 28.9% in the same three-month period of 2010. The decrease in gross margin was attributable to an increase in the cost of cotton. The Company continues to adjust its business portfolio by developing and marketing advanced medical products as well as PurCotton® jumbo rolls and retail products, which carry higher gross margins.

Selling, general and administrative expenses increased to $7.3 million in the third quarter of fiscal 2011, from $5.3 million in the same quarter of 2010. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, were $7.2 million versus $5.0 million for the same period of 2010. The increase was primarily due to higher salary and leasing expenses for the PurCotton retail business and R&D expense for advanced and sophisticated products.

The income tax provision for the third quarter of fiscal 2011 was $0.6 million, compared to $0.3 million for the same period in 2010, representing an effective tax rate of 14.1% for this reporting period, versus 9.3% in the same period last year. The comparatively lower effective tax rate for the three months ended June 30, 2010 was due to an income tax provision for the filing and settlement of income taxes while there was no such adjustment for this reporting period.

Net income attributable to Winner Medical increased by 2% to $3.4 million, or $0.14 per basic share, compared to net income of $3.4 million, or $0.14 per basic share, for the third quarter of fiscal 2010. This slight increase in net income was primarily due to an increase in sales and net income from medical products offsetting the net loss from the PurCotton® retail business, which recorded a loss of $0.9 million during the reporting period. The PurCotton® retail business is still in its start-up stage, and requires a significant investment before it can be expected to contribute profits.

Excluding the non-cash share-based compensation expenses and realized gain on commodity financial instruments, adjusted net income (non-GAAP) was $3.4 million for the third quarter of fiscal 2011, a decrease of 5% from $3.6 million in the same period of 2010. The adjusted basic earnings per share (non-GAAP) was $0.14 for the three months ended June 30, 2011 versus $0.15 per share for the comparable period last year.

Nine Months Fiscal 2011 Unaudited Financial Results

Net sales were $108.5 million, an increase of 25% compared to the same period last year. This increase was primarily driven by stronger sales from North and South America, particularly the United States and Brazil, and from the China market for medical products and PurCotton® products. Meanwhile, the Company maintained a steady double-digit sales increase in the European and Japanese markets.

Cost of sales increased 28% to $78.3 million, compared to $61.1 million in the same period in fiscal 2010. Cost of sales as a percentage of net revenues were 72.2% and 70.4% for the nine months ended June 30 in fiscal 2011 and 2010, respectively. This increase was mainly attributable to increased raw material prices, particularly for cotton.

Gross profit increased 17% to $30.1 million compared to the same period in fiscal 2010. Gross margin decreased to 27.8% as compared to 29.6% in the first nine months of fiscal 2010. The decrease in gross margin was attributable to the increased cost of cotton, the core raw material for the Company, and lower sales of high margin protective medical products, which were higher that year were due to the outbreak of H1N1 virus.

Selling, general and administrative expenses increased by 30% to $19.2 million during the nine months ended June 30, 2011, compared to $14.7 million in the same period of fiscal 2010. Adjusted selling, general and administrative expenses (non- GAAP), which exclude share-based compensation expenses, for this reporting period were $18.6 million, versus $14.0 million for the same period of 2010. The increase as compared to the same period last year was primarily due to higher salary and leasing expenses for the PurCotton® retail business and R&D expense for advanced and sophisticated products.

The income tax provision for the nine months ended June 30, 2011 was $1.3 million, compared to $1.6 million for the same period in 2010, representing an effective tax rate of 12.5% for this reporting period, versus 13.5% in the same period last year.

Net income attributable to Winner Medical decreased by 10% to $9.0 million, or $0.37 per basic share, compared to net income of $1.0 million, or $0.44  per basic shares for the nine months ended June 30, 2010. This decrease in net income during the reporting quarter was mainly due to the realized loss on commodity hedging.

Excluding non-cash share-based compensation expenses and realized loss on commodity financial instruments, adjusted net income (non-GAAP) was $11.3 million for the nine months ended June 30, 2011, an increase of 6% from $10.8 million in the same period of 2010. Adjusted basic earnings per share (non-GAAP) was $0.47 for the nine months ended June 30, 2011, versus $0.47 per share for the comparable period last year.

Other Financial Highlights

Cash and cash equivalents were $17.0 million as of June 30, 2011 compared to $14.8 million as of September 30, 2010. The Company's working capital as of June 30, 2011 was $50.6 million. Total assets were approximately $144.6 million compared to $119.0 million as of September 30, 2010, while total shareholders’ equity was $119.3 million and $105.9 million as of June 30, 2011 and September 30, 2010, respectively.

Third Quarter 2011 Operational Updates

Medical Business Update

Medical products’ net sales increased to $36.2 million from $28.3 million, or a 28% increase from the same reporting quarter of fiscal 2010. The increase in net sales was mainly attributable to: (1) significant continuing demand from Japan and the addition of new customers in Europe; and (2) steadily increasing sales orders from North and South America, particularly Brazil and the United States.

Net sales generated from Europe increased 30% during the three months ended June 30, 2011, to $16.1 million from $12.4 million during the three months ended June 30, 2010, due to increased sales to existing customers in Europe that were satisfy with our product quality and timely delivery service, as well as the addition of new customers in that region.

Net sales from the Japanese market increased 47% in the third quarter this year, to $6.2 million from $4.2 million during the same quarter last year. The increase was mainly driven by higher selling prices due to an increase in raw material cost and customers increasing their inventory of medical products, especially during and after the earthquake that occurred in mid-March of this year. Modest future growth in the Japanese market is projected to be driven by larger orders and higher selling prices.

During the reporting period, net sales from North and South America increased to $8.6 million from $7.2 million in the same period last year, or an 19% increase. The sales increase is particularly strong in Brazil, an emerging market that is increasing its reliance on imported products due to the Brazilian currency’s appreciation and cheaper import costs as compared to higher domestic production cost caused by increasing labor costs and strict labor protection. Net sales in this reporting period were steady, but were not as robust as expected due to the fact that sales to the United States market decreased $0.8 million or 14%, as compared with the same period last year. We believe the decrease is due to the fact that customers in the United States market are more price-sensitive than those in other areas due to the pegged revaluation of the RMB to the US Dollar, and are therefore reducing inventory or switching to low-cost cotton alternatives when faced with raising prices.

Net sales from medical products to the China market reached $3.7 million, from $3.3 million in the reporting quarter, or a 9% increase, due to the Company’s continuing effort to broaden and expand its sales channels in China.

PurCotton® Business Update

PurCotton® sales increased 107% during the third quarter of 2011 to $5.4 million as a result of robust jumbo roll orders and growth in the Chinese domestic retail business, including the sale of consumer products in self-operated chain stores, online and in supermarkets in China.

Net sales attributable to the PurCotton® jumbo roll-supply business increased to $4.0 million in the three months ended June 30, 2011 from $2.3 million in the same period last year, an increase of 74%. This large increase was due to increased demand from Chinese customers that use it as a component in hygiene products.

Net sales attributable to the PurCotton® retail business increased approximately $1.1 million to $1.4 million in this reporting period, compared to $0.3 million the same period last year. This growth is attributable to the growth in online and offline PurCotton® retail business, which, as of June 30, 2010, had opened 17 retail stores at that time and had no online sales during that period.

As of August 10, 2011, Winner Medical operates 37 retail chain stores, with 22 in Guangdong province, where the Company’s headquarters is located, 10 in Beijing, three in Shanghai and two in Hong Kong. From April 1, 2011 to now, three stores were closed due to unsatisfactory performance. Since launching the customer membership system in our self-operated stores in China in November 2010, approximately 19,000 customer memberships have been recorded. Winner Medical is selling its PurCotton® consumer products online via Taobao.com and its Business-to-Consumer (B2C) online store. In addition, the Company recently started launching products into mid and high-end supermarkets in Shenzhen. PurCotton® products have been receiving positive feedback since launched.

Fiscal Year 2011 Guidance

Winner Medical has increased its forecast of total revenues for fiscal year 2011 to be in the range of $144 million to $152 million, representing a 25%-32% year-over-year increase.

Conference Call

Winner Medical's senior management will host a conference call to discuss its third quarter fiscal year 2011 results and recent business developments.

Date of the conference call: Wednesday, August 10, 2011

Time: 08:30 a.m. EDT

Dial-in Number:	+1-866-730-5762 (US Toll Free)
10-800-130-0399 (China Telecom)
10-800-852-1490 (China Netcom)
400-881-1630 (For China Mobile Users)
###-##-#### (Hong Kong Toll Free)
+1- 857-350-1586 (International)

Pass code: 18010906

A telephone replay will be available shortly after the conclusion of the call and will be accessible from August 10, 2011 at 11:30 a.m. to August 17, 2011 by calling 1-888-286-8010 (US) or 1-617-801-6888 (International) with passcode 90730308.

The earnings release will be available on the investor relations page of Winner Medical's website at http://winnermedical.investorroom.com/ on Thursday, August 11, 2011.

About Winner Medical:

Winner Medical is a leading medical disposable products manufacturer in China, with business operations consisting of manufacturing, researching, developing and marketing cotton-based medical dressings and medical disposables, as well as consumer products. The Company has fourteen wholly-owned operating subsidiaries and three joint ventures, which manufacture tailored medical disposables and dressings, as well as non-woven fabric made from 100% natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of products, from surgical and wound care to consumer products. The Company sells and markets its medical products and 100% natural cotton non-woven jumbo rolls in China and abroad. For nine consecutive years, the Company has been ranked as one of the top medical dressing exporters in China, with the United States, Europe, China and Japan being its most important markets. In addition, the Company distributes finished cotton non-woven consumer products under its own “PurCotton” brand name in China. With more than 20 years of international experience in the medical dressings and disposables field, the Company has a deep market understanding. This provides Winner Medical with a solid foundation upon which it plans to expand by growing its medical grade 100% cotton retail business. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

Non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses represent net income, net income per basic and diluted share and selling, general and administrative expenses before non-cash share-based compensation expenses and realized loss on commodity financial instruments. The Company believes its presentation of these non-GAAP measures provides meaningful insight into its operating performance and an alternative perspective on the results of operations. The Company believes that non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses are useful to both management and investors in evaluating the Company’s operating performance compared with that of other companies in its industry. The calculation of non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses allows the Company to compare its operating results with those of other companies without giving effect to non-cash share-based compensation expenses and realized loss on commodity financial instruments, which may vary from different companies for reasons unrelated to the overall operating performance of a company’s business.

Non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this Form 10-Q in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

The non-GAAP measures provided herein may not be comparable to similar measures presented by other companies. The Company recognizes that the usefulness of non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses has certain limitations, including:

•
non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses do not include non-cash share-based compensation expenses and realized loss on commodity financial instruments. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Also, because the Company periodically has engaged in futures trading to manage the impact of volatility in cotton prices on production, gains and losses on commodity financial instruments affect the Company’s ability to generate net income. Therefore, any measure that excludes non-cash share-based compensation expenses and realized loss on commodity financial instruments may have material limitations; and

•
the manner in which the Company calculates non-GAAP net income and net income per basic and diluted share may differ from that of other companies, which limits their usefulness as a comparative measure.

The Company compensates for the foregoing limitations by using non-GAAP net income, net income per basic and diluted share and adjusted selling, general and administrative expenses as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company’s business. As such, these non-GAAP measures should be viewed in conjunction with both the Company’s financial statements prepared in accordance with U.S. GAAP. Please refer to the reconciliation of these supplemental non-GAAP financial measures to the most closely related U.S. GAAP measures provided for each period presented at the end of the financial tables in this press release.

For more information, please contact:

Company:
Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Winner Medical Group Inc.
Tel:   +86-755-2806-6858
   +86-755-2813-8888 x691
Email: investors@winnermedical.com
Web:   http://winnermedical.investorroom.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30		Nine months ended June 30
	2011	2010	2011	2010
	US$	US$	US$	US$

Net sales	41,536,465	30,926,910	108,460,785	86,788,642

Cost of sales	(30,227,856)	(21,993,948)	(78,318,957)	(61,067,648)
Gross profit	11,308,609	8,932,962	30,141,828	25,720,994

Other operating income, net	(2,831)	117,083	(104,786)	440,466
Government subsidies	90,407	28,287	1,304,622	193,991
Realized gain/(loss) on commodity financial instruments	65,037	0	(1,694,632)	0
Exchange difference, net	(270,910)	(152,908)	(415,041)	(233,089)
Selling, general and administrative expenses	(7,293,780)	(5,277,382)	(19,151,578)	(14,741,028)

Income from operations	3,896,532	3,648,042	10,080,413	11,381,334
Interest income	59,088	13,295	105,256	41,038
Interest expense	(134,793)	(21,545)	(227,978)	(120,048)
Equity in earnings of 50 percent or less owned persons	179,745	103,954	362,860	148,979
Income before income taxes	4,000,572	3,743,746	10,320,551	11,451,303

Income taxes	(565,349)	(347,881)	(1,287,744)	(1,549,977)
Net income	3,435,223	3,395,865	9,032,807	9,901,326

Net (income)/ loss attributable to non-controlling interests	(10,698)	(21,928)	(44,102)	69,861
Net income attributable to Winner Medical Group Inc.	3,424,525	3,373,937	8,988,705	9,971,187

Comprehensive income:
Net income	3,435,223	3,395,865	9,032,807	9,901,326
Foreign currency translation difference	1,385,899	438,928	3,757,299	290,862
Comprehensive (income)/ loss attributable to non-controlling interests	(10,672)	(21,648)	(44,452)	70,302

Comprehensive income attributable to Winner Medical Group Inc.	4,810,450	3,813,145	12,745,654	10,262,490

Net income attributable to Winner Medical Group Inc. per share
- basic	0.14	0.14	0.37	0.44
- diluted	0.14	0.14	0.37	0.43

Weighted average common stock outstanding
- basic	24,130,247	23,378,040	24,125,593	22,701,840
- diluted	24,601,088	24,060,419	24,621,897	23,112,894

Winner Medical Group Inc.
Consolidated Balance Sheets

	June 30,	September 30,
	2011	2010
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	16,991,651	14,818,179
Restricted bank deposits	94,599	285,119
Restricted broker margin account	1,293,172	0
Held-to-maturity investments	0	1,497,607
Accounts receivable, less allowances for doubtful accounts of US$171,359 and US$230,200 at June 30, 2011 and September 30, 2010, respectively	20,482,777	15,672,446
Amounts due from affiliated companies	208,243	999
Inventories	25,186,896	15,945,101
Prepaid expenses and other current assets	11,208,509	6,929,066
Income taxes recoverable	28,118	33,974
Deferred tax assets	363,087	428,741
Total current assets	75,857,052	55,611,232
Property, plant and equipment, net	63,667,803	60,110,367
Investment in equity investees	2,322,645	2,159,784
Intangible assets, net	132,681	125,079
Prepaid expenses and other receivables	1,603,471	637,748
Deferred tax assets	1,013,554	331,785
Total assets	144,597,206	118,975,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	8,498,671	0
Accounts payable	8,134,774	5,362,155
Accrued payroll and employee benefits	2,937,325	2,393,700
Customer deposits	722,979	687,275
Accrued and other liabilities	3,272,597	3,057,445
Amounts due to affiliated companies	61,060	58,338
Income taxes payable	1,593,584	1,477,212
Total current liabilities	25,220,990	13,036,125
Deferred tax liabilities	44,213	42,699
Total liabilities	25,265,203	13,078,824

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding June 30, 2011 – 24,130,247 shares; September 30, 2010 –23,950,740 shares	24,131	23,951
Additional paid-in capital	40,799,040	40,154,494
Retained earnings	57,660,227	48,730,034
Statutory reserves	4,644,243	4,585,731
Accumulated other comprehensive income	16,059,711	12,302,762
Total Winner Medical Group Inc. stockholders’ equity	119,187,352	105,796,972
Non-controlling interests	144,651	100,199
Total equity	119,332,003	105,897,171

Total liabilities and equity	144,597,206	118,975,995

Winner Medical Group Inc.
Non-GAAP Reconciliation

	Three Months ended June 30		Nine Months ended June 30
	2011	2010	2011	2010
	US$	US$	US$	US$
Net income attributable to Winner Medical Group Inc. (GAAP)	3,424,525	3,373,937	8,988,706	9,971,187
Share-based compensation	68,565	235,505	594,826	782,623
Realized Gain (Loss) on Commodity Financial Instruments	65,037	-	(1,694,632)	-
Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	3,428,053	3,609,442	11,278,164	10,753,810
Earnings per share (GAAP)
- Basic	0.14	0.14	0.37	0.44
- Diluted	0.14	0.14	0.37	0.43
Adjusted earnings per share (Non-GAAP)
- Basic	0.14	0.15	0.47	0.47
- Diluted	0.14	0.15	0.46	0.47
Weighted average ordinary shares outstanding
- Basic	24,130,247	23,378,040	24,125,593	22,701,840
- Diluted	24,601,088	24,060,419	24,621,897	23,122,894

	Three Months ended June 30		Nine Months ended June 30
	2011	2010	2011	2010
	US$	US$	US$	US$
Selling, general and administrative expenses (GAAP)	7,293,780	5,277,382	19,151,578	14,741,028
Share-based compensation	68,565	235,505	594,826	782,623
Adjusted selling, general and administrative expenses (Non-GAAP)	7,225,215	5,041,877	18,556,752	13,958,405